                                                                         Exhibit 99.1

Remark Media Announces $4.25 Million Equity Financing & Merger Agreement

Atlanta, Feb. 28, 2012 (GLOBE NEWSWIRE) -- Remark Media, Inc. (Nasdaq: MARK), a global digital media company, announced today it has received definitive agreements in connection with a private placement of equity for gross proceeds of $4.25 million. The financing was led by A.W.M. Special Situations Funds, and also includes a number of other accredited institutional investors.

"The completion of this financing allows Remark Media to continue scaling the Company’s innovative social media-focused web publishing platform into additional verticals," said Carrie Ferman, Chief Executive Officer of Remark Media. “We are pleased to see this incremental vote of confidence from the investment community in Remark Media’s growth strategy and new management team, and look forward to continuing to execute on this strategy.”

The Company issued to investors common stock priced at $4.50 per share. Investors also received warrants to acquire shares of common stock at an exercise price of $7.19 per share, in the amount of 25% of the number of shares of common stock that the investors purchased. The Company issued a total of 944,777 shares of common stock and warrants to acquire an additional 236,194 shares.

Janney Montgomery Scott LLC acted as placement agent to Remark Media in connection with this transaction. The Company was represented by Stephen H. Lang of Berman Fink Van Horn P.C., with securities counsel Gerald L. Baxter of Greenberg Traurig, LLP.

The securities were offered and issued only to accredited investors in a private placement transaction under Section 4(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Accordingly, the securities offered in this placement have not been registered under the Securities Act of 1933, as amended or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Remark Media has entered into a registration rights agreement with the investors pursuant to which the Company shall file a registration statement with the Securities & Exchange Commission registering all of the common stock sold in the offering. This press release does not constitute an offer or sale of the Company's securities.
Concurrent with the financing, Remark Media announced today the signing of a merger agreement with Banks.com, Inc. (OTC US: BNNX), pursuant to which Banks.com will become a wholly-owned subsidiary of Remark Media . Banks.com is a leading financial services portal containing a unique breadth and depth of financial products and services.

“I am extremely excited about the future opportunities that come from combining our two companies,” said Dan O’Donnell, Chief Executive Officer of Banks.com. “By marrying our portfolio of assets with Remark Media’s technology and product know-how, we will significantly improve the user experience as well as the quality of our products and services.”

Upon close, Remark Media will issue up to 702,784 shares of Common Stock to the shareholders of Banks.com, plus $300,000 in cash, as consideration for the merger.

These announcements follow last month’s news that the Company has completed its name change from HSW International, Inc. and appointed a new executive management team. The name change to Remark Media signals a strategic shift in the Company’s direction that includes the development of new proprietary owned websites and the expansion of its services business. The new executive management team will support this strategy and drive the Company towards the future.

About Remark Media

Remark Media, Inc. (Nasdaq: MARK) is a global digital media company focused on developing social media businesses that incorporate relevant, high quality content. Remark Media's services business offers a suite of web services and proprietary platforms that provide brands opportunities to build consumer awareness, promote content engagement and foster brand-customer interactions. The Company's leading brands, BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br), provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. Remark Media is the exclusive digital publisher in China and Brazil for translated content from HowStuffWorks.com, a subsidiary of Discovery Communications, and in China for certain content from World Book. Remark Media is also a founding partner and developer of the U.S.-based product Sharecare, a highly searchable social Q&A healthcare platform organizing and answering the questions of health. The Company is headquartered in Atlanta with additional operations in New York, Beijing and Sao Paulo. For more information, visit www.remarkmedia.com.

Forward-Looking Statements

This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media's filings with the SEC, and include but are not limited to: integrating the business of Banks.com with our business in the proposed merger; our losses and need to raise capital; successfully developing and launching new digital media properties; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

CONTACT: Bradley T. Zimmer
T: 404-974-2722
ir@remarkmedia.com